UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2014

R. G. BARRY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13405 Yarmouth Road N.W., Pickerington, Ohio 43147

(Address of principal executive offices) (Zip Code)

(614) 864-6400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Amendment of Material Definitive Agreement.

R.G. Barry Corporation, an Ohio corporation (the “Company”), is a party to a Credit Agreement, dated as of March 1, 2011, with The Huntington National Bank, a national banking association (the “Lender”), as amended by a Change in Terms Agreement, dated February 27, 2014. The Loan Agreement was filed with the Securities and Exchange Commission (“SEC”) as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 2, 2011 (SEC File No. 001-08769). The Loan Agreement, as so amended, is hereinafter referred to as the “Loan Agreement”.

Capitalized terms that are used in this Item 1.01 that are not defined are intended to have the meanings given to them in the Loan Agreement. The descriptions of certain terms of the Loan Agreement that are provided in this Item 1.01 are qualified in their entirety to the full text of the Loan Agreement.

Pursuant to a Second Change In Terms Agreement, dated as of May 30, 2014, the Company and the Lender agreed to amend the Loan Agreement to extend the Revolving Credit Termination Date from June 1, 2014 to September 1, 2014. The Revolving Credit Termination Date is the date the commitment of the Lender to make Revolving Credit Loans to the Company and issue facility letters of credit for the account of the Company terminates.

Under the terms of the Loan Agreement, the Lender has agreed to make Revolving Credit Loans to the Company in an aggregate principal amount of up to $5 million from January 1 through June 30 of each calendar year and in an aggregate principal amount of up to $10 million from July 1 through December 31 of each calendar year and to issue letters of credit for the account of the Company totaling a maximum of $1.5 million.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit No.	Description

	10.1	Second Change in Terms Agreement, dated as of May 30, 2014, by and between R.G. Barry Corporation and The Huntington National Bank

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION

June 5, 2014	By:	/s/ Jose G. Ibarra
Jose G. Ibarra
Sr. Vice President-Finance & CFO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Change in Terms Agreement, dated as of May 30, 2014, by and between R.G. Barry Corporation and The Huntington National Bank

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